Exhibit 4.1

SUBSIDIARY JOINDER AGREEMENT

A. SUPPLEMENT NO. 1, dated as of January 13, 2025 (this “Supplement”), to the Note Guaranty, dated as of December 9, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Guaranty”), by and among the Note Guarantors from time to time party thereto and Glencore Canada Corporation, having an office at 100 King Street West, Suite 6900, Toronto, ON, M5X 1E3, Canada with company number 1947729 (in such capacity, the “Noteholder”) .

B. Reference is hereby made to that certain (i) Amended and Restated Note Purchase Agreement, dated as of March 25, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) by and among the Issuer, Glencore Parent, the Purchaser, and the Noteholder, among others, (ii) Amended and Restated Convertible Note issued by the Issuer to the Noteholder, on March 25, 2024, having a principal amount of $116,551,170.40 (the “Note”), which amends, restates, consolidates and supersedes that certain (a) convertible note (the “Original Convertible Note”), held by the Noteholder and originally issued by the Issuer pursuant to that certain note purchase agreement, dated as of May 5, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Initial Note Purchase Agreement”) between the Issuer and the Noteholder, (b) that certain note issued in respect of the then outstanding PIK Amount of $8,133,333.36 held by the Noteholder and originally issued by the Issuer on November 30, 2022, pursuant to the terms of the Original Convertible Note and the Initial Note Purchase Agreement and (c) that certain note issued in respect of the then outstanding PIK Amount of $8,417,837.04 held by the Noteholder and originally issued by the Issuer on May 31, 2023, pursuant to the terms of the Original Convertible Note and the Initial Note Purchase Agreement and (iii) Pari Passu Intercreditor Agreement, dated as of December 9, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Pari Passu Intercreditor Agreement”) by and among Glencore Canada Corporation as senior note collateral agent and as initial additional secured party and each additional collateral agent and authorized representative from time to time party thereto and acknowledged and agreed to by the Issuer and Subsidiaries of the Issuer from time to time party thereto.

C. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Purchase Agreement, the Note or the Note Guaranty, as applicable.

D. The applicable Note Parties have entered into the Note Guaranty in order to induce the Lenders to issue Notes. Section 3.04 of the Note Guaranty and Section 6 of the Note provide that additional subsidiaries of the Issuer may become Guarantors under the Note Guaranty by executing and delivering an instrument in the form of this Supplement. Each undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Note to become a Guarantor under the Note Guaranty as consideration for the Note previously made and to Guaranty and secure the Obligations, including their obligations under the Note Guaranty.

Accordingly, the Noteholder and each New Subsidiary agree as follows:

SECTION 1. [Reserved.]

SECTION 2. Each New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, each New Subsidiary will be deemed to be a Note Guarantor under the Note Guaranty and a Note Guarantor for all purposes of the Note and shall have all of the rights, benefits, duties and obligations of a Note Guarantor thereunder as if it had executed the Note Guaranty. Each New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Note Guaranty. Without limiting the generality of the foregoing terms of this paragraph 1, each New Subsidiary hereby absolutely and unconditionally guarantees, jointly and severally with the other Note Guarantors, to the Noteholder, the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, upon acceleration or otherwise) to the extent of and in accordance with the Note Guaranty. Each New Subsidiary hereby waives acceptance by the Noteholder of the guaranty by the New Subsidiary upon the execution of this Agreement by each New Subsidiary. Each New Subsidiary hereby (x) makes, as of the date hereof, the representation and warranty set forth in Section 2.10 of the Note Guaranty and (y) agrees to perform and observe, and to cause each of its Subsidiaries to perform and observe, the covenant set forth in Section 2.11 of the Note Guaranty.

SECTION 3. Each New Subsidiary represents and warrants to the Noteholder that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms subject to the Legal Reservations.

SECTION 4. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Noteholder shall have received a counterpart of this Supplement that bears the signature of each New Subsidiary. Delivery of an executed signature page to this Supplement by facsimile transmission or by email as a “.pdf” or “.tif” attachment shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 5. [Reserved.]

SECTION 6. Except as expressly supplemented hereby, the Note Guaranty shall remain in full force and effect.

SECTION 7. THIS SUPPLEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 8. In case any one or more of the provisions contained in this Supplement is invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Note Guaranty shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The Issuer and the Noteholder shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9. All communications and notices hereunder shall be in writing and given as provided in Section 23(a) of the Note.

SECTION 10. Each New Subsidiary agrees to reimburse the Noteholder for its expenses in connection with this Supplement, including the fees, other charges and disbursements of counsel in accordance with Section 5(c) of the Note Purchase Agreement.

SECTION 11. [Reserved.]

SECTION 12. [Reserved.]

SECTION 13. This Supplement shall constitute a Collateral Document, under and as defined in, the Note.

SECTION 14. Each New Subsidiary hereby acknowledges and agrees to the Pari Passu Intercreditor Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, each New Subsidiary has duly executed this Subsidiary Joinder Agreement as of the day and year first above written.

LI-CYCLE U.S. INC.

By:	/s/ Carl DeLuca
Name: Carl DeLuca
Title: General Counsel and Corporate Secretary

LI-CYCLE INC.

By:	/s/ Carl DeLuca
Name: Carl DeLuca
Title: General Counsel and Corporate Secretary

LI-CYCLE NORTH AMERICA HUB, INC.

By:	/s/ Carl DeLuca
Name: Carl DeLuca
Title: General Counsel and Corporate Secretary